Exhibit 23.5

Gaffney, Cline & Associates Pty. Ltd. Level 16, 275 Alfred Street North Sydney, NSW 2060, Australia Tel: +61 2 9955 6157 Australian Company Number: 087 730 390

CONSENT OF INDEPENDENT TECHNICAL EXPERT

We hereby consent to the references to and the incorporation by reference of our Independent Technical Specialist Report, which is included as Appendix 15 to that certain Independent Expert Report of KPMG Financial Advisory Services (Australia) Pty Ltd, dated as of 8 April 2022, as to whether the merger is in the best interests of shareholders of Woodside Petroleum Ltd, which is included as Exhibit 99.4 to the Registration Statement on Form F-4 of Woodside Petroleum Ltd. (the “Registration Statement”), and to the references to us and such report in the form and context in which they appear in the prospectus.

Yours Sincerely

Gaffney, Cline & Associates Pty. Ltd.

/s/ Zis Katelis

Zis Katelis

Technical Director

8 April 2022